Exhibit 10.6
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
AMENDMENT NO. 1 TO LICENSE AGREEMENT
     THIS AMENDMENT (this “Amendment”) dated as of April 23, 2009 (“Amendment Effective Date”) is between Alseres Pharmaceuticals, Inc. (f/k/a Boston Life Sciences, Inc.), a Delaware corporation with offices at 85 Main Street, Hopkinton, MA 01748 (“Alseres”) and BioAxone Therapeutic Inc., a Canadian corporation with offices at 1100 Rene-Levesque West, 25th Floor, Montreal, QC H3B 5C9 Canada (“BA” and collectively with Alseres, the “Parties”).
Background
     WHEREAS Alseres and BA entered into that certain License Agreement dated as of December 28, 2006 (“License Agreement”) whereby BA exclusively licensed to Alseres patent rights and know-how relating to fusion proteins, the whole as provided in the License Agreement.
     WHEREAS the parties have entered into that certain Option Agreement dated as of April 30, 2008 (the “Option Agreement”) whereby an option to amend the License Agreement was granted by BA to Alseres (the “Option”).
     WHEREAS the Option has expired on December 31, 2008.
     WHEREAS the parties desire to provide for a period of time during which Alseres will attempt to enter into a sublicense of its rights under the License Agreement, and to provide for the termination of the License Agreement in the event no such sublicense is entered into, all on the terms and conditions set forth in this Amendment.
     NOW THEREFORE, BA and Alseres agree as follows:
     1. Definitions. When used in this Amendment, each of the following terms shall have the meanings set forth below and such definitions shall be included in Article 1 of the License Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the License Agreement.
     “Minimum Terms” shall mean the following: (i) total cash upfront and milestones payments to Alseres by sublicensee shall not be less than [**] Dollars (US $[**]); (ii) royalties payable to Alseres by sublicensee shall not be less than [**] percent ([**]%) of Net Sales of Licensed Products for treatment of spinal cord injury; and (iii) sublicensee shall undertake to [**].
     “Sublicense Agreement” means a definitive agreement between Alseres and a third party unrelated, directly or indirectly, to Alseres or its directors, officers, employees, shareholders or lenders, pursuant to which Alseres sublicenses to such third party all of Alseres’ licenses under the License Agreement, and which contains the Minimum Terms.
     “Sublicense Period” means a period of six (6) months beginning on the Amendment Effective Date, as extended, if applicable, in accordance with Section 2 of this Amendment.

     2. Diligence.
          (a) The text of Section 3.1(b) of the License Agreement is hereby replaced in its entirety by the indication “INTENTIONALLY DELETED.”
          (b) The text of Section 3.1(c) of the License Agreement is hereby replaced in its entirety by the indication “INTENTIONALLY DELETED.”
          (c) Section 3.2 of the License Agreement is hereby replaced in its entirety as follows:
“Sublicense Period. During the Sublicense Period, Alseres will use reasonable commercial efforts to enter into a Sublicense Agreement. The Sublicense Period shall be automatically extended for an additional ninety (90) days if, prior to the expiration of the initial six (6) month period, Alseres shall have executed a binding term sheet (subject only to ordinary due diligence) with respect to a Sublicense Agreement. In the event that Alseres wishes to enter into a Sublicense Agreement which does not include the Minimum Terms, then Alseres shall provide a written notice to BA prior to the expiry of the Sublicense Period together with the terms and conditions of the proposed Sublicense Agreement. Alseres and BA shall promptly meet to discuss in good faith whether Alseres should be permitted to enter into such Sublicense Agreement. Alseres shall not be entitled to execute such Sublicense Agreement without the approval of BA. The Sublicense Period shall automatically terminate in case of insolvency of Alseres (as described in Section 8.4). The terms and conditions of the Sublicense Agreement shall not be less stringent than those set forth herein. Alseres shall provide to BA a copy of the Sublicense Agreement at least five (5) business days prior to its execution and, when executed, a copy of the executed version. Alseres shall require the sublicensee to comply with the provision hereof as applicable. Alseres hereby guarantees, and shall remain primarily liable for, the performance of the sublicensee under this Agreement. The Sublicense Agreement shall include an obligation for the sublicensee to account for and report its Net Sales to Alseres and BA.”
          (d) Section 3.4 of the License Agreement is hereby replaced in its entirety as follows:
“Reporting and Cooperation. During the Sublicense Period, Alseres shall have sole and exclusive control of the process leading up to a Sublicense Agreement. However, if BA identifies potential sublicense candidates, BA shall immediately inform Alseres of any such potential sublicense candidates and immediately turn over control of the relationship with such candidate to Alseres. Alseres will use reasonable efforts to pursue all such leads provided by BA. Neither BA nor any of its representatives will in any way attempt to negotiate on behalf of Alseres or hold itself out as an agent of Alseres. On the first (1st) and fifteenth (15th) day of each month during the Sublicense Period, Alseres will provide BA with a written status report of its sublicense efforts, including but not limited to parties contacted, status of discussions and any other pending matters.”
          (e) Exhibit E and Exhibit F of the License Agreement are hereby deleted in their entirety.
          (f) The text of Section 2.1(b) of the License Agreement is hereby replaced in its entirety by the indication “INTENTIONALLY DELETED.”
     3. Financial Provisions. Sections 4.2 through 4.8 of the License Agreement are hereby deleted in their entirety and replaced with the following new Section 4.2:
“Sublicense Income. If Alseres enters into a Sublicense Agreement during the first three (3) months of the Sublicense Period, [**] percent ([**]%) of all payments (of whatever nature and whether in cash or otherwise) to be received by Alseres pursuant to the Sublicense Agreement shall be paid to BA within five (5) days of receipt by Alseres. If Alseres enters into a Sublicense Agreement after the first three (3) months of the Sublicense Period but before the end of the Sublicense Period, [**] percent ([**]%) of all payments (of whatever nature and whether in cash or otherwise) to be received by Alseres pursuant to the Sublicense Agreement shall be paid to BA within five (5) days of receipt by Alseres. The Sublicense Agreement shall provide that BA shall be entitled to request that payments owed to it be made directly to it by the third party sublicensee.”
     4. Termination.
          (a) The text of Section 8.2 of the License Agreement is hereby replaced in its entirety by the indication “INTENTIONALLY DELETED.”
          (b) The text of Section 8.3 of the License Agreement is hereby replaced in its entirety as follows:
“Default. Either Party may terminate this Agreement, if the other Party is in material breach of its material obligations or breach or misstatement of its representations and warranties under the Agreement. The non-breaching Party shall give the breaching Party written notice of termination prior to terminating this Agreement. Such notice shall state the causes for termination. The breaching Party shall have sixty (60) days from the date of the notice to remedy the stated cause(s) for termination, failing which the non-breaching Party shall have the option to terminate this Agreement, without further notice or delay.”
          (c) Section 8.5 of the License Agreement is hereby replaced in its entirety as follows:
“Failure to Enter Sublicense Agreement. If Alseres does not enter into a Sublicense Agreement during the Sublicense Period, then upon the expiration of the Sublicense Period and without any further delay or notice, the License Agreement shall automatically terminate and the provisions of Section 8.6 of the

License Agreement shall apply. In such event, Alseres shall be entitled to receive [**] percent ([**]%) of all payments (of whatever nature and whether in cash or otherwise) received by BA from a third party in consideration of a license or other grant of rights to or under the Licensed Intellectual Property or the Compounds within five (5) days of receipt by BA. The agreement shall provide that Alseres shall be entitled to request that payments owed to it be made directly to it by the third party. Notwithstanding the foregoing, for a period of ninety (90) days following the end of the Sublicense Period, BA shall not be entitled to enter into an agreement regarding a license or other grant of rights to or under the Licensed Intellectual Property or the Compounds unless such agreement includes the Minimum Terms. In the event that BA wishes to enter into an agreement regarding a license or other grant of rights to or under the Licensed Intellectual Property or the Compounds which does not include the Minimum Terms during such period of ninety (90) days, then BA shall provide a written notice to Alseres prior to the expiry of such period together with the terms and conditions of the proposed agreement. Alseres and BA shall promptly meet to discuss in good faith whether BA shall be permitted to enter into such agreement. BA shall not be entitled to execute such agreement without the approval of Alseres. For greater certainty, the Minimum Terms shall not apply after the ninety (90) day period mentioned above in this Section 8.5 and accordingly BA shall be entitled to enter into any agreement which does not include the Minimum Terms after the expiry of the ninety (90) day period.”
          (d) Section 8.6 of the License Agreement is hereby replaced in its entirety as follows:
“Effect of Termination. In any case of termination, Alseres shall promptly transfer and assign to BA, at Alseres’ cost and expense, the Master Cell Bank, all Licensed Intellectual Property and Confidential Information related to the terminated Compounds and/or Licensed Products, and all rights, titles and interests in any Regulatory Materials related to a Licensed Product or a Compound and all non-clinical, clinical and other reports, records, data and other information developed or generated by the Development and Commercialization of a Compound or Licensed Product that are reasonably required for BA or its future licensees to continue Development, Commercialization and to satisfy requirements imposed by applicable Regulatory Authorities, and cooperate with BA and its future licensees, at Alseres’ expense, to effect an orderly transfer of Development and regulatory responsibilities, including the transition of existing clinical studies, to BA as promptly as practicable. If BA decides to continue to Develop and/or Commercialize the Compounds and/or the Licensed Products, BA may do so under the same trademark as those used by Alseres and Alseres will assign any and all trademarks associated with any Licensed Product or Compound.”
     5. Option Agreement. The Parties hereby acknowledge that the Option Agreement has expired and is no longer valid.

     6. Releases. In consideration of the mutual promises contained herein, each Party, for itself and for each of its Affiliates, hereby generally, irrevocably, unconditionally and completely releases and forever discharges the other Party, such other Party’s Affiliates, and its and their officers, directors, stockholders, agents, employees, heirs, administrators, executors, predecessors, successors and assigns (hereinafter, the “Released Parties”) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of such Party’s Released Claims. The Parties acknowledge they are aware that they may hereafter discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of this release, but that it is their intention to hereby fully, finally and forever settle and release all such claims, disputes and differences, known or unknown, suspected or unsuspected, that now exist or heretofore have existed between the parties and that in furtherance of such intention, this release shall remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts. The term “Released Claims,” when used herein with respect to a Party, shall mean and include each and every claim, charge, complaint, demand, action, cause of action, suit, right, debt, sum of money, cost, reckoning, covenant, contract, agreement, promise, doing, omission, damage, execution, obligation, liability, and expense (including attorneys’ fees and costs), of every kind and nature, whether at law or in equity, that such Party may have had in the past, may now have or may have in the future against the Released Parties, and which has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Amendment Effective Date to the extent such claim relates to or arises under the License Agreement or the Option Agreement; provided, however, that the Released Claims shall exclude any and all rights to seek and obtain enforcement of, or a remedy or indemnification arising out of the breach of, any obligation provided for in the License Agreement (as amended by this Amendment) occurring after the Amendment Effective Date.
     7. Public Announcements. BA acknowledges that Alseres is obligated by law to file a form 8-K describing this Amendment with the U.S. Securities and Exchange Commission within four (4) business days of the Amendment Effective Date. Further, Alseres may, at its option, choose to issue a press release to disclose the content of this Amendment. In the event that Alseres chooses to issue such a press release, Alseres agrees to provide the content of the proposed release to BA in advance for approval by BA, which approval shall not be unreasonably withheld. In the event that BA chooses to issue a press release of its own, BA agrees to provide the content of the proposed release to Alseres in advance for approval by Alseres, which approval shall not be unreasonably withheld.
     8. Miscellaneous.
          (a) Except as specifically amended herein, all provisions of the License Agreement shall remain in full force and effect in accordance with their terms. In the event of a conflict between the provisions of the License Agreement and those of this Amendment, this Amendment shall control. This Amendment, together with the License Agreement, represents the entire agreement between the Parties regarding the subject matter hereof, and there are no prior or contemporaneous written or oral promises or representation relating to this subject not incorporated herein. No amendment or modification of the terms and conditions of this

Amendment shall be binding on any Party unless reduced to a writing referencing this Amendment and signed by an authorized officer of the Party to be bound.
          (b) On and after the Amendment Effective Date, each reference in the License Agreement to “this License Agreement,” “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the License Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the License Agreement, a reference to the License Agreement in any of such instrument or document to be deemed to be a reference to the License Agreement as amended hereby.
          (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
          (d) All matters affecting the interpretation, validity and performance of this Amendment shall be governed by the laws applicable to agreements made in, and to be performed in, the State of New York, without regard to its conflict of law principles.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ALSERES PHARMACEUTICALS, INC.
By:	/s/ Kenneth L. Rice, Jr.
Title: EVP and CFO

BIOAXONE THERAPEUTIC, INC.
By:	/s/ illegible
Title: Founder and Board Member